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                                                                    EXHIBIT 3.31

             SPRING LAKE MERCHANDISE, INC. ARTICLES OF INCORPORATION (Composite including all amendments and restatements through July 31, 2002)

FIRST:    The name of the corporation is SPRING LAKE MERCHANDISE, INC.

SECOND: The place in the State of Ohio where the principal office of the corporation is to be located is in the City of Van Wert, County of Van Wert.

THIRD: The purpose or purposes for which the corporation is formed are to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code and any amendments heretofore or hereafter made thereto.

FOURTH: The maximum number of shares which the corporation is authorized to have outstanding is seven hundred fifty (750), all of which shall be common shares without par value.

FIFTH: To the extent permitted by law, the corporation may purchase or otherwise acquire shares of any class issued by it for such considerations and upon such terms and conditions as may be authorized by its board of directors, in its discretion, from time to time.

SIXTH: No holder of shares of the corporation of any class shall be entitled as such, as a matter of right, to subscribe for or purchase shares of any class, now or hereafter authorized, or to subscribe for or purchase securities convertible into or exchangeable for shares of the corporation or to which shall be attached or appertain any warrants or rights entitling the holder thereof to subscribe for or purchase shares, except such rights of subscription or purchase, if any, at such considerations and upon such terms and conditions as may be authorized by its board of directors, in its discretion, from time to time.

SEVENTH: Notwithstanding any provision in any statute of the State of Ohio, now or hereafter in force, requiring for any purpose the vote or consent of the holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes of shares thereof, any action may be authorized or taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the corporation, or of such class or classes of shares thereof, unless the proportion designated by such statute cannot be altered by these articles.

EIGHTH: Every statute in the State of Ohio hereafter enacted, under which rights or privileges of shareholders of a corporation organized under the law of the State of Ohio are increased, diminished, or any way affected, or under which effect is given to any action authorized, approved or ratified by less than all the shareholders of any such corporation, shall apply to the corporation and shall

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          bind every shareholder to the same extent as if such statute had been in force at the date of the filing of these articles of incorporation.

                         APPOINTMENT OF STATUTORY AGENT

          CT Corporation System, a corporation authorized to act as a statutory agent in the State of Ohio, is the agent upon which any process, notice, or demand required or permitted by statute to be served upon the corporation may be served. CT Corporation System's complete address is 1300 East Ninth Street, Cleveland, Ohio 44114.

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